UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2018

CTI INDUSTRIES CORPORATION

(Exact name of registrant as specified in its charter)

Illinois

(State or other jurisdiction of incorporation)

000-23115	36-2848943
(Commission File Number)	(IRS Employer Identification No.)

22160 N. Pepper Road, Lake Barrington, Illinois	60010
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (847) 382-1000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (l7 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-1 2)
☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240. l 3c-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 8, 2018, CTI Industries Corporation, along with its subsidiaries Flexo Universal, S. De R.L. De C.V. and CTI Supply, Inc. (collectively, “the Company”), entered into Consent and Amendment No. 2 to Revolving Credit, Term Loan, and Security Agreement (collectively the “Agreement” with this consent and amendment the “Amendment 2”) with PNC Bank, National Association (“PNC”).

Previously, on June 1, 2018, the Company entered into Waiver and Amendment No. 1 to the Agreement, waiving the Company’s reported failure to meet two financial covenants during the period ended March 31, 2018, and amending those covenants for future periods in exchange for a one- time fee of $58,750 and a temporary increase in the rate of interest by 2%. The original Agreement included a $6 million term loan and up to $18 million of availability under the revolving credit facility.

The following is a summary of certain material elements of the Amendment 2, and not a complete listing of terms and conditions. Amendment 2 and related documents are filed as Exhibits to this Form 8-K. The Agreement has a five year term, and is collateralized by the assets of the Company.

In consideration of the consent and amendments described in Amendment 2, the Company has agreed to pay $34,500.

The Agreement includes certain restrictions in the use of funding proceeds, including the requirement that proceeds first be applied to the term loan, which is approximately $5 million at the time of this filing. Amendment 2 reduces this repayment requirement to a total of $2 million from the Company’s proposed stockholder rights offering. Amendment 2 also adds as a new one-time covenant that the Company will raise no less than $7.5 million in net cash proceeds as of November 15, 2018, inclusive of the $2 million term loan repayment.

The Agreement includes certain financial covenants including a maximum leverage ratio and a minimum fixed charge coverage ratio, as well as weekly and monthly reporting obligations, and the usual and customary events of default and certain restrictions related to the repayment of subordinated debt, capital expenses, affiliate transactions and indebtedness. Amendment 2 removes the calculation for the fixed charge coverage ratio and the leverage ratio during the period ended September 30, 2018. The next calculation of these ratios will not occur until the period ending December 31, 2018, which is unchanged by this Amendment 2.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item No. 9.01 – Financial Statements and Exhibits

(d)	Exhibits:

Exhibit No.	Exhibit

10.1	Consent and Amendment No. 2 to Revolving Credit, Term Loan, and Security Agreement dated October 8, 2018.

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CTI Industries Corporation has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the Village of Lake Barrington, Illinois, October 12, 2018.

CTI INDUSTRIES CORPORATION

By:	/s/ Stephen M. Merrick
Stephen M. Merrick, Chief Executive Officer